ICO, INC. CHANGE IN CONTROL SEVERANCE PLAN

1.           Purpose.

This ICO, Inc. Change in Control Severance Plan (the “Plan”) is intended to assure ICO, Inc. (the “Company”) that it will have the continued dedication of specified employees and eliminate the distractions of personal uncertainties associated with potential transactions that the Company may undertake in the future by providing for certain severance benefit payments to those employees on employment termination in connection with a Change in Control, as defined below.

2.           Definitions.

The terms set forth below have the following meanings:

“Affiliate” means any company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Code.

“Board” means the Board of Directors of the Company.

“Cause” means:

(a)            action or inaction of Participant constituting fraud (as determined by the Board);

(b)            Participant’s conviction of a felony, or of a crime involving moral turpitude, dishonesty, or fraud;

(c)            a knowing and material violation by Participant of any written policy of the Company, including without limitation the Company’s Code of Business Ethics;

(d)            a material violation by Participant of an applicable law, rule, or regulation that results in, or that is reasonably possible to result in, the Company incurring significant expenses (including legal expenses), damages, or liability;

(e)            Participant’s material breach of any of Participant’s fiduciary duties to the Company; or

(f)            Participant’s breach of any confidentiality, nonsolicitation or noncompetition provision of any agreement with the Company.

A “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a)            any person or group within the meaning of Section 13(d) and 14(d) of the Exchange Act), together with their affiliates and associates (both as defined in Rule 12b-2 under the Exchange Act) other than (i) the Company or any of its Affiliates, (ii) any employee benefit plan of the Company or any of its Affiliates, or the trustee or other fiduciary holding securities under any such employee benefit plan, (iii) a company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company or (iv) a person or group to the extent (and only to the extent) he or it acquires beneficial ownership of voting securities (1) directly from the Company or (2) pursuant to an Excluded Business Combination (as defined in clause (c) below), becomes the ‘beneficial owner’ (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of combined voting power of the voting securities of the Company then outstanding; or

(b)            individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition of Change in Control, any individual becoming a director subsequent to the Effective Date whose appointment or election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c)            the consummation of any merger, reorganization, share exchange, business combination or consolidation of the Company or one of its subsidiaries (a “Business Combination”) with or into any other entity, other than a Business Combination which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such Business Combination more than a majority of the combined voting power of the voting securities of the Company or the surviving company or the ultimate parent of such surviving company (an “Excluded Business Combination”); or

(d)            the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or the ultimate parent of the acquirer, of such assets; or

(e)            the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any person or persons appointed by the Board to administer the Plan.

“Company” means ICO, Inc., and any successor thereto.

“Covered Termination” means any termination of Participant’s employment with the Company or any Affiliate that is a “Separation from Service” (within the meaning of Code Section 409A and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) thereof:

(a)           that does not result from any of the following:

(i)           death;

(ii)           “Permanent Disability,” defined as any medically determinable physical or mental impairment rendering the Participant unable to engage in any substantial gainful activity, which disability can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months;

(iii)           involuntary termination for Cause; or

(iv)           resignation by Participant, unless such resignation is for Good Reason; and

(b)           that occurs:

(i)           between the date when a letter of intent, and/or transaction agreement relating to a Business Combination is executed by the Company and the date when such Business Combination is consummated and/or the closing date of the transaction relating to such Business Combination (a “Pre-Change in Control Covered Termination”); or

(ii)           on or within two years after the date upon which a Change in Control occurs.

For the avoidance of doubt it is hereby noted Participant’s termination shall not be a Covered Termination and no Severance Benefit shall be owed to Participant pursuant to this Plan in any of the following circumstances:

1)	Participant is terminated with or without Cause prior to the date of the Company’s execution of a letter of intent and/or transaction agreement relating to a Business Combination;

2)
Participant is terminated without Cause after the date of the Company’s execution of a letter of intent and/or transaction agreement relating to a Business Combination, but such Business Combination is abandoned (not consummated or closed); or

3)
prior to the date upon which a Change in Control occurs, Participant becomes aware that effective as of the date of the Change in Control one or more events will occur constituting Good Reason (but an event constituting Good Reason does not in fact occur prior to the effective date of the Change in Control), and Participant voluntarily terminates employment prior to the date of the Change in Control.  [For example only: if the Company enters into a transaction agreement and Participant learns, prior to the closing of the transaction, that his position will be eliminated following the closing of the transaction, but Company desires for Participant to continue in his current position, working in his current location, earning current compensation through the closing, if Participant resigns prior to the Closing (e.g. to accept new employment), no Severance Benefit shall be owed to Participant.]

“Date of Termination” means the date on which Participant incurs a separation from service from the Company and all Affiliates within the meaning of Section 409A(c)(2)(A)(i) of the Code.

“Effective Date” means August 6, 2009.

“Employee” means an individual employed by the Company or an Affiliate of the Company.

“Employer” means the Company or any Affiliate that employs a Participant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means any one or more of the following events arising without the express written consent of the Participant:

(a)            a material diminution in the Participant’s base compensation and benefits;

(b)            a material diminution in the Participant’s authority, duties, or responsibilities following a Change in Control; or

(c)            a material change in the geographic location at which the Participant must perform the services.

provided, however, that no later than 30 days after learning of the action (or inaction) described herein as the basis for a termination of employment for Good Reason, Participant shall advise the Company in writing that the action (or inaction) constitutes grounds for a termination of his employment for Good Reason, in which event the Company shall have 30 days to correct such action (or inaction) and if such action (or inaction) is timely corrected, then Participant shall not be entitled to terminate his employment for Good Reason as a result of such action (or inaction).

  “Participant” means an Employee who is designated as eligible for a Plan benefit under Section 3(b), provided that the Employee executes the Participation Agreement furnished to the Employee by Company, and returns the executed Participation Agreement to Company’s General Counsel with in ten (10) business days after the Employee’s receipt of such Participation Agreement.

“Participant Agreement” means the written agreement by which a benefit under this Plan shall be evidenced.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” means the ICO, Inc. Change in Control Severance Plan, as amended from time to time.

“Section 409A” means Code Section 409A, and all regulations and guidelines applicable thereto issued or promulgated by the appropriate government agency or regulatory body.

“Severance Benefit” has the meaning set forth in a Participant’s Participation Agreement.

“Waiver and Release” means a legal document, substantially in the form attached hereto as Attachment A, in which Participant, in exchange for severance benefits described in Section 4, among other things, releases the Company, the Affiliates, their directors, officers, employees and agents, their employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Participant’s employment with or separation from the Company or any of its Affiliates.

3.Administration and Eligibility.

(a)           Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt rules, regulations and guidelines to carry out this Plan as it deems necessary or appropriate. The Committee, in its discretion, may retain the services of an outside administrator to perform any of its Plan functions. Any Committee decision in interpreting and administering this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b)           Eligibility to Participate. From time to time the Committee, in its sole discretion, shall designate in writing the Employees who shall be eligible to receive Plan benefits, and may designate additional Participants at any time prior to a Change in Control.

(c)           Eligibility for the Severance Benefit. If the employment of a Participant who is employed by the Company or an Affiliate thereof is terminated as a result of a Covered Termination, then the Company will provide or cause to be provided to the Participant the Severance Benefit as provided in Section 4 below, subject to the Participant’s execution, without revocation within the relevant statutory revocation period, of a Waiver and Release.

4.           Severance Benefit.

If a Participant is eligible for a Severance Benefit under Section 3(c), then the Company shall provide or cause to be provided to the Participant benefits as follows:

       (a)           Timing of Payment of Severance Benefit. The cash portion of the Severance Benefit shall be paid in a lump sum, subject to applicable withholding for income and employment taxes.  Such payment shall be paid on or before the 10th day following the date of the Participant’s Covered Termination, or, in the event of a Pre-Change in Control Covered Termination, the 10th day following the date of the Change in Control.

       (b)           Parachute Tax Limitation. If the Severance Benefit is subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the provisions of either of clause (i) or (ii) of this paragraph shall apply, whichever provision results in the Participant retaining the greater amount of the Severance Benefits after payment of the Excise Tax:

(i)            the lump sum payment pursuant to Section 4(a) shall be reduced such that all potential “parachute payments” to the Participant will not exceed 2.99 times the Participant’s “base amount”, as such terms are used in Code Section 280G; or

(ii)            the lump sum shall not be reduced, and the Participant shall be responsible for the payment of the Excise Tax from the Severance Benefit.

       (c)           No Duty to Mitigate; Offsets. A Participant’s entitlement to a Severance Benefit shall not be governed by any duty to mitigate the Participant’s damages by seeking further employment nor offset by any compensation which the Participant may receive from future employment.

5.           Conflicts With Other Agreements.

In the event that a Participant becomes entitled to benefits under a prior or subsequent agreement, or severance or separation policy, pertaining to the Participant’s employment by the Company or any Affiliate thereof (other than this Plan) or the benefits to which the Participant is entitled as a result of such employment and such benefits conflict with the terms of this Plan, the Participant will receive the greater and more favorable of each of the benefits provided under either this Plan or such other agreement, severance or separation policy, or benefits, on an individual benefit basis, provided, however, that the payments available upon the Covered Termination under this Plan will not change the timing of payment of any nonqualified deferred compensation subject to (and not exempt from) Section 409A of the Code pursuant to the terms of any plan or agreement in effect prior to the date hereof, except to the extent the Covered Termination follows a Change in Control which qualifies as a “change in control event” under the Treasury Regulations issued pursuant to Section 409A of the Code.

Notwithstanding the foregoing, Participant’s rights to stock options or restricted shares awarded pursuant to any Company-sponsored plan shall not be affected by this Plan for the purpose of the above paragraph.

6.           Payment Obligations Absolute.

Except for the requirement of a Participant to execute and return to the Company a Waiver and Release in accordance with Section 3(c), the Company’s obligation to pay (or cause one of its Affiliates to pay) the Participant the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Company (including its Affiliates) may have against the Participant or anyone else.  All amounts payable by the Company (including its Affiliates hereunder) shall be paid without notice or demand.

7.           Term.

The term of this Plan shall be for a period commencing on the Effective Date and ending on the later of (i) the third anniversary of the Effective Date, (ii) the date 24 months after the date of a Change in Control with respect to which a binding agreement was entered into prior to the third anniversary of the Effective Date, (iii) the abandonment or termination of a binding agreement to effectuate a Change in Control entered into prior to the third anniversary of the Effective Date, or (iv) the date that all Participants who have become entitled to any Plan payments shall have received those payments in full.  Prior to the expiration of the Plan term as set forth in the first sentence hereof, the Plan shall not be amended, substituted, revoked or terminated in any respect which adversely affects a Participant’s rights under the Plan without the Participant’s consent.

8.           Notices.

For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) when mailed by United States registered or certified mail, return receipt requested, postage prepaid, (iii) or if to a Participant, when delivered by any other means provided that the Participant evidences receipt by written or electronic signature, and addressed as follows, or to such other address as either party may furnish to the other in writing in accordance herewith:

If to the Company:               ICO, Inc.
1811 Bering Drive, Suite 200
Houston, TX 77057
Attn:  Chairman of the Compensation Committee

If to a Participant:
Last known physical address in the records of the Employer.  Alternatively, pursuant to clause (iii) above notice may be deemed delivered to a Participant if it is furnished by electronic mail, provided that the Participant confirms receipt of such notice.

    9.Claims Procedures.

If a Participant makes a written request alleging a right to receive a Severance Benefit or alleging a right to receive an adjustment in the amount of the Severance Benefit being paid or expected to be paid, the Committee shall treat such written request as a “Benefit Claim.”  All Benefit Claims under the Plan shall be sent to the Committee at the address specified for notice in Section 8 above, and must be received within 60 days following the time the payment of any Severance Benefit under the Plan would be due.  The Committee will render a decision (“Decision”) will be made within 60 days after the Committee receives the Benefit Claim (“60 day initial consideration period”) unless the Committee determines additional time is needed due to special circumstances.  If the Committee determines that an extension to process a Benefit Claim is required, the Decision may be deferred up to 150 days after the Benefit Claim is received by the Committee, if the claimant is notified in writing, before the end of the 60 day initial consideration period, of the need for the extension and the anticipated date of a Decision.

If the Committee decides that any individual who has submitted a Benefit Claim is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing, in terms calculated to be understood by the claimant, of the specific reasons for the Committee’s Decision, the Plan provisions on which the Decision is based, a description of additional material or information necessary to perfect the Benefit Claim (if applicable), an explanation of why the material or information is needed (if applicable), and an explanation of the Plan’s claim review procedures, including the individual’s right to bring a civil action under Section 502(a) of ERISA following a Decision denying a claim after a Review (as defined below). The claimant is entitled to a full and fair review (“Review”) of any Decision denying, in whole or part, a Participant’s Benefit Claim (“Review”) after actual or constructive notice of a denial.

If a Benefit Claim is denied or the claimant desires a Review on any other basis, the claimant, or his authorized representative, may file a written request for Review with the Committee, setting forth the grounds for the request and any supporting facts, comments or arguments the claimant wishes to make, within 60 days after the claimant receives actual or constructive notice of the results of the Decision containing such denial.  If a written request for Review is not received by the Committee within this 60 day period, the Decision containing the denial will be final.  The claimant shall have reasonable access to all relevant documents pertaining to the Benefit Claim.

If a claimant requests a Review, the Committee or the persons responsible to conduct the Review on the Committee’s behalf shall conduct a full review of the Benefit Claim within 60 days after the request for Review is received by the Committee.  Unless special circumstances require an extension of the Review period, the Committee will render its decision within such 60 day period.  If special circumstances require an extension of the Review period, a final decision (“Final Decision”) shall be rendered no later than 60 days after the Committee’s receipt of the request for Review.  Committee Final Decisions following a Review of a Benefit Claim at the request of a Participant shall be in writing and provided no later than ten business days after the Final Decision is made. The Final Decision shall include specific reasons for the action taken, including the specific Plan provisions on which the Final Decision is based, and an explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA.  The claimant shall be notified of the right to reasonable access, on request, to relevant documents or other information without charge.

In the event the Participant is the prevailing party in any proceeding undertaken to enforce his or her rights under the Plan, the Company shall be obligated to reimburse a Participant’s reasonable legal costs and expenses (including attorneys’ fees) incurred in good faith in order for the Participant to enforce the Participant’s rights under this Plan.  All reimbursements or provision of in-kind benefits pursuant to this Plan shall be made in accordance with Treasury Regulations §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the legal fees reimbursed pursuant to this Section 9 during the Participant’s taxable year may not affect the amounts reimbursed or provided in any other taxable year, the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

10.Miscellaneous.

(a)           Assignment. Except as set forth in 10(c) below, no right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off for any claim, debt or obligation, or subject to execution, attachment, levy or similar process.

(b)           Construction. Nothing in this Plan shall be construed to amend any provision of any plan or policy of the Company or any Affiliate except as otherwise expressly noted herein. This Plan is not, and shall not be deemed to create, any commitment by the Company or any Affiliate to continue a Participant’s employment. The captions of this Plan are not part of the provisions and shall have no force or effect. Whenever the context requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other.

(c)           Successors. A Participant’s rights under this Plan are personal to the Participant and shall not be assignable by a Participant without the Company’s prior written consent, other than by will or the laws of descent and distribution.  This Plan shall inure to the benefit of and be enforceable by a Participant’s legal representatives.  The Company will require any successor to assume this Plan, and to agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform this Plan if no succession had taken place.

This Plan shall be binding upon and inure to the benefit of the Company and any successor organization or organizations which shall succeed to substantially all of the Company’s business and/or assets (whether directly or indirectly by merger, consolidation, acquisition of substantially all the Company’s assets or otherwise, including by operation of law).

                   (d)   Waiver of Breach. The failure of the Company, Employer or Participant at any time to require performance by the other of any provision hereof shall in no way affect any of their respective rights thereafter to enforce the same, nor shall the waiver by the Company, Employer or Participant of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

(e)           Tax Withholding. The Company and/or Employer, as appropriate, may withhold from any payments or benefits payable under this Plan all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

(f)           Section 409A. The payments and benefits provided pursuant to this Plan are intended to be exempt from Section 409A as “short-term deferrals” or otherwise. Notwithstanding any provision of this Plan to the contrary, if the Participant is a “specified employee”, and if the payment under Section 4(a) hereof is deferred compensation subject to Section 409A, the character and timing of the payment shall be as determined in this Section 10(f). It is hereby specified that the amount of the payment under Section 4(a) that does not exceed the limit specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) is considered a separate payment and shall be paid at the time specified in Section 4(a). To the extent that the payment under Section 4(a) is subject to Section 409A and exceeds the limit specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), such excess amount shall not be payable before the earlier of (i) the date that is six months after the Participant’s termination, (ii) the date of the Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. If any provision of this Plan would result in imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax and no action taken to comply with Section 409A shall be deemed to adversely affect a Participant’s rights.

11.           Applicable Law.

The validity, interpretation, construction and performance of this Plan will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

Attachment A

Waiver And Release

In exchange for the payment to me of the Severance Benefit described in Section 4 of the ICO, Inc. Change in Control Plan (the “Plan”), and of other remuneration and consideration provided for in the Plan (the “Severance Benefits”), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) ICO, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates, and all wholly or partially owned subsidiaries) of the Company and their predecessors, successors and assigns (collectively referred to as the “Company Affiliates”) and (iii) the Company’s and Company Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of the foregoing (collectively, with the Company and Company Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates.  All payments under the Plan are voluntary and are not required by any legal obligation other than the Plan itself.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for Severance Benefits under the Plan, I must sign and return this waiver and release:

(i)           to the General Counsel at ICO, Inc., 1811 Bering Drive, Suite 200, Houston, TX 77057 (or to such other individual and address as may be designated in writing to me by Company after the date of my execution of the Participant Agreement);

(ii)           within 50 days following the date of my termination of employment (or within 50 days after the date of the Change in Control if my termination of employment date preceded such date).

    I acknowledge that I have been given at least 45 days to consider whether to execute this Waiver and Release.

In exchange for the payment to me of Severance Benefits pursuant to the Plan, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree not to sue in any local, state and/or federal court or to file a grievance regarding or relating in any way to my employment with or separation from the Company or the Company Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates (except as excluded in the next paragraph).  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Plan or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Severance Benefits otherwise payable to me and that the Severance Benefits otherwise payable to me shall be reduced by any monies owed by me to the Company (or a Company Affiliate), including, but not limited to, any overpayments made to me by the Company (or a Company Affiliate) and the balance of any loan by the Company (or a Company Affiliate) to me that is outstanding at the time that the Severance Benefits are paid.

However, notwithstanding anything contained herein, this release does not waive my rights to the following, to the extent otherwise applicable or available to me: (i) claims for benefits and payments to be payable after my termination date under any of the Company’s health or welfare plans (other than severance plans); (ii) any right of indemnification or to director and officer liability insurance coverage under the bylaws or other constituent documents of the Company or any of its Affiliates, or at law, or under any plan, agreement, or policy applicable to me; (iii) my rights to vested equity interests, vested 401(k) monies, my final paycheck, or reimbursement of any outstanding business expense amounts (in accordance with the Company’s existing business expense reimbursement policies); (iv) my rights to seek unemployment compensation or workers compensation benefits, if any; and/or (v) my right to file a charge or complaint with, or to participate in an investigation or proceeding conducted by, a government agency such as the Equal Employment Opportunity Commission, provided, however, that I understand and agree that even if a charge is filed by me or on my behalf with an administrative agency, I will not be entitled to any damages relating to any event which occurred prior to my execution of this General Release.

I acknowledge that payment of Severance Benefits pursuant to the Plan is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation.  I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage any individual from engaging in activity protected under 42 U.S.C. § 5851, 10 C.F.R. § 50.7 or the Sarbanes-Oxley Act of 2002.  I acknowledge that no member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by any member of the Corporate Group and I hereby waive any right to future employment by any member of the Corporate Group.

I have returned or I agree that I will return immediately, and maintain in strictest confidence and will not use in any way, any confidential and proprietary business information or other nonpublic information or documents relating to the business and affairs of the Corporate Group.  For the purposes of this Waiver and Release, “confidential and proprietary business information” shall mean any information concerning any member of the Corporate Group or their business which I learn or develop during my employment and which is not generally known or available outside of the Corporate Group.  Such information, without limitation, includes information, written or otherwise, regarding any member of the Corporate Group’s earnings, expenses, material sources, equipment sources, customers and prospective customers, business plans, strategies, practices and procedures, prospective and executed contracts and other business arrangements.  I acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced, in connection with my employment by the Company or its Affiliates and in relation to the business of the Company and its Affiliates, by me or any employee, officer, director, agent, contractor, or representative of any member of the Corporate Group, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the Plan set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.  I understand that for a period of 7 calendar days following the date I sign this Waiver and Release (which date must be within 50 days following the date of my termination of employment or the date of the Change in Control if my termination of employment date preceded such date), I may revoke my acceptance of the offer by delivering a written statement to the General Counsel of ICO, Inc. (or to the person designated by the General Counsel) by hand or by registered-mail, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, I shall not be entitled to any Severance Benefits under the Plan.  I understand that failure to revoke my acceptance of the offer within 7 calendar days following the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, religion, veterans status, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of any member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Participant’s Printed Name	Corporate Group’s Representative

Participant’s Signature	Corporate Group’s Execution Date

Participant’s Signature Date

Participant’s Social Security Number